UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    June 9, 2017

SOUTHERN MISSOURI BANCORP, INC.

(Exact name of registrant as specified in its charter)

Missouri	000-23406	43-1665523
(State or other	(Commission File No.)	(IRS Employer
jurisdiction of incorporation)		Identification Number)

2991 Oak Grove Road, Poplar Bluff, Missouri	63901
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:    (573) 778-1800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 8.01    Other Events

   As previously disclosed, Southern Missouri Bancorp, Inc. ("Southern"), the parent corporation of Southern Bank, entered into an Agreement and Plan of Merger (the "Merger Agreement") with Tammcorp, Inc. ("Tammcorp"), which is the 91% owner of Capaha Bank ("Capaha").  The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Tammcorp will merge with and into Southern (the "Merger"), with Southern as the surviving corporation in the Merger.  It is expected that following the Merger, Capaha will be merged with and into Southern Bank (the "Bank Merger"), with Southern Bank as the surviving bank in the Bank Merger.

   Southern announced today that it has received all required regulatory approvals; Tammcorp's shareholders have approved the Merger Agreement; and the exchange transaction between Tammcorp and the minority shareholders of Capaha has been agreed to by all such minority shareholders of Capaha.  In addition, in connection with the closing, Southern intends to enter into a $15.0 million loan, secured by the stock of Southern Bank.  The proceeds from this loan will be used, in part, to fund the cash portion of the merger consideration.  As a result, Southern continues to anticipate completing the Merger late in the second quarter of calendar 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHERN MISSOURI BANCORP, INC.

Date: June 9, 2017	By:	/s/ Greg A. Steffens
Greg A. Steffens
President and Chief Executive Officer

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